Exhibit 5.1

Mind Medicine (MindMed) Inc.

One World Trade Center

Suite 8500

New York, New York 10007

USA

Dear Sir/Madam:

RE:        Registration Statement on Form S-8 of Mind Medicine (MindMed) Inc. (the “Company”)

We have acted as Canadian counsel to the Company, a corporation organized under the Business Corporations (British Columbia) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended, of 40,732,217 subordinate voting shares in the capital of the Company (the “Shares”) to be issued under the Mind Medicine (MindMed) Inc. Stock Option Plan and the Mind Medicine (MindMed) Inc. Performance and Restricted Unit Share Plan (collectively, the “Plans”).

The Shares subject to the Registration Statement consist of (1) 40,732,217 Shares reserved for issuance pursuant the Plans (the “Plan Shares”), (2) 18,195,750 Shares issuable upon the exercise of issued and outstanding options previously granted pursuant to the Plans (such shares, the “Option Shares”) and (3) 500,000 Shares issuable upon the vesting and settlement of restricted stock units previously granted pursuant to the Plans and being registered for resale (such shares, the “RSU Shares”).

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, agreements, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, instruments and other documents as we have considered necessary or advisable for the purposes of rendering the opinion set out below, including (i) the corporate and organizational documents of the Company, including the Articles (the “Articles”), (ii) the resolutions (the “Resolutions”) of the board of directors of the Company with respect to the issuance of the Shares under the Plans and certain related matters, (iii) the Plans and (iv) the Registration Statement and exhibits thereto. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, (ii) and the conformity to original documents of all documents submitted to us as copies, certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii)  the legal capacity of natural persons, (ii) the genuineness of signatures not witnessed by us, (iv) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Based and relying upon and subject to the foregoing, we are of the opinion that the Plan Shares, the Option Shares and the RSU Shares have been duly authorized and when and if issued in accordance with the Articles, the Plans, the Registration Statement and the Resolutions, the Shares, the Option Shares and the RSU Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the SEC promulgated thereunder.

The opinions herein are limited to the laws of the Province of British Columbia, and the federal laws of Canada applicable therein in effect as of the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial or state securities law, rule or regulation. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

Yours truly,

“Cassels Brock & Blackwell LLP”

Cassels Brock & Blackwell LLP